Exhibit 10.18

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2020, by and among PACIFIC OAK RESIDENTIAL TRUST, INC. (formerly known as Reven Housing REIT, Inc.), a Maryland corporation (“PORT”), PORT OP LP (formerly known as Reven Housing REIT OP, L.P.), a Delaware limited partnership (the “Operating Partnership”), Pacific Oak SOR Battery Point LLC, a Delaware limited liability company (“SOR BPT LLC”), Battery Point Trust Inc., a Maryland corporation (“Battery Point”), and BPT Holdings LLC, a Delaware limited liability company (the “Special Common Purchaser”). SOR BPT LLC and the Special Common Purchaser are hereinafter collectively referred to as the “Purchasers” and each individually as a “Purchaser.”

RECITALS

WHEREAS, the Operating Partnership is a Delaware limited partnership having PORT, as its limited partner, and PORT OP GP LLC, a Delaware limited liability company and wholly-owned subsidiary of PORT, as its general partner;

WHEREAS, PORT has elected to be qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, SOR BPT LLC is an indirect subsidiary of Pacific Oak Strategic Opportunity REIT, Inc., a Maryland corporation that has elected to be qualified as a real estate investment trust under the Code (“SOR REIT”), which is also the indirect majority stockholder of PORT;

WHEREAS, SOR BPT LLC holds 210,000 shares (the “SOR BPT Exchange Shares”) of Series A-3 Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Battery Point (the “Series A-3 Preferred Shares”) and desires to contribute all of the SOR BPT Exchange Shares to PORT in exchange for shares of common stock, par value $0.001, of PORT (the “PORT Common Stock”), subject to the terms, conditions, provisions and limitations of this Agreement;

WHEREAS, PORT and the Operating Partnership desire to acquire from the Special Common Purchaser, and the Special Common Purchaser desires to transfer to the Operating Partnership, on the terms and conditions set forth herein, all of the shares of common stock, par value $0.01 per share, of Battery Point (the “Common Shares”) owned by such Purchaser in Battery Point (which has elected to be qualified as a real estate investment trust under the Code) as set forth opposite the Special Common Purchaser’s name the Schedule of Purchasers attached hereto as Exhibit A;

WHEREAS, the Special Common Purchasers hold all of the issued and outstanding Common Shares, and PORT and SOR BPT LLC hold all of the issued and outstanding Series A-3 Preferred Shares, such that the exchange transactions contemplated by this Agreement will constitute a share exchange as defined under Section 1-101(y) of the Maryland General Corporation Law and governed by the provisions Section 3-105 of the Maryland General Corporation Law (the “MGCL”);

WHEREAS, pursuant to the terms of this Agreement, PORT and the Operating Partnership, on the one hand, and Battery Point, on the other, desire to combine their respective businesses and asset portfolios, subject to the terms, conditions, provisions and limitations of this Agreement; and

WHEREAS, Battery Point’s Series A Preferred Shares and Series C Preferred Shares will remain outstanding immediately following the closing of the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    AGREEMENT TO EXCHANGE.

1.1    Terms of Exchange between SOR BPT LLC and PORT.

(a)    Subject to the terms and conditions hereof, at the SOR BPT Exchange Closing (as herein defined) SOR BPT LLC shall exchange the SOR BPT Exchange Shares held by it for such number of shares of PORT Common Stock set forth on SOR BPT LLC’s signature page to this Agreement. By their respective signatures to this Agreement, PORT and SOR BPT LLC shall be deemed to consent to the exchange. The transactions contemplated by this Section 1.1(a) shall be referred to herein as the “SOR BPT Exchange.”

(b)    As a result of the SOR BPT Exchange described in Section 1.1(a) of this Agreement, PORT shall become the sole holder, directly or indirectly through the Operating Partnership, of all of the Series A-3 Preferred Shares of Battery Point.

1.2    Authorization of Operating Partnership Units; Terms of Exchange.

(a)    The Operating Partnership, concurrently with the SOR BPT Closing (as defined in Section 2.1), will have authorized: (A) (i) new Special Common Units (the “Special Common Units”), and (ii) Common Units of Operating Partnership (the “Common Units” and, together with the LTIP Units, and the Special Common Units, the “Operating Partnership Units”); and (B) the issuance to the Special Common Purchaser of the Special Common Units in exchange for all of the Common Shares held by the Special Common Purchaser. The newly authorized Special Common Units have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Limited Partnership Agreement of the Operating Partnership, as attached hereto as Exhibit B (the “Amended and Restated Operating Partnership Agreement”).

(b)    Subject to the terms and conditions hereof, at the Share Exchange Closing (as herein defined) the Special Common Purchaser shall exchange that number of Common Shares held by the Special Common Purchaser as set forth opposite the Special Common Purchaser’s name in the column captioned “Number of Common Shares Held Immediately Prior to the Closing” on the Schedule of Purchasers attached hereto as

Exhibit A for such number of Special Common Units set forth opposite the Special Common Purchaser’s name in the column captioned “Number of Special Common Units to be Issued in Exchange at Closing” on the Schedule of Purchasers attached hereto as Exhibit A. By their signature to this Agreement, PORT, the Operating Partnership, Battery Point, and each such Purchaser shall be deemed to consent to each such applicable exchange.

(c)    As a result of the Share Exchange described in Section 1.2(b) of this Agreement, the Operating Partnership shall become the sole holder of the Common Shares, and the Special Common Purchaser shall become the holder of the Special Common Units.

1.3    Closing of the SOR BPT Exchange and the Share Exchange.

(a)    Subject to the terms and conditions hereof, at the SOR BPT Exchange Closing (as defined in Section 2.1), PORT hereby agrees to issue to SOR BPT LLC, and SOR BPT LLC agrees to acquire from PORT, the number of shares of PORT Common Stock set forth on SOR BPT LLC’s signature page to this Agreement.

(b)    Subject to the terms and conditions hereof, at the Share Exchange Closing (as defined in Section 2.1), the Operating Partnership hereby agrees to issue to the Special Common Purchaser exchanging Common Shares at the Closing, severally and not jointly, and each such Special Common Purchaser agrees to acquire from the Operating Partnership, severally and not jointly, the number of Special Common Units set forth opposite such Special Common Purchaser’s name in the column captioned “Number of Special Common Units to be Issued in Exchange at Closing” on the Schedule of Purchasers attached hereto as Exhibit A in exchange for the number of Common Shares set forth opposite such Special Common Purchaser’s name in the column captioned “Number of Common Shares Held Immediately Prior to the Closing” on the Schedule of Purchasers attached hereto as Exhibit A.

1.4    Articles of Share Exchange. As soon as practicable on the Closing Date (as herein defined), PORT and Battery Point and, if applicable, the Operating Partnership, will cause the SOR BPT Exchange and, if applicable, Share Exchange to be consummated by (a) executing, acknowledging and filing with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) articles of share exchange with respect to SOR BPT Exchange and, if applicable, the Share Exchange (the “Articles of Share Exchange”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL, and (b) making any other filings, recordings or publications required to be made by the Operating Partnership or Battery Point under the MGCL or the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). The SOR BPT Exchange and, if applicable, the Share Exchange, will become effective on the date and time at which the Articles of Share Exchange have been filed with, and accepted for record by, the SDAT or on such later date and time (not to exceed thirty (30) days from the date the Articles of Share Exchange are accepted for record by the SDAT) as may be mutually agreed to by PORT and Battery Point and, if applicable, the Operating Partnership in writing and specified in the Articles of Share Exchange (the “Effective Time”).

1.5    No Rights of Objecting Stockholders. No dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the SOR BPT Exchange or the Share Exchange or the other transactions contemplated by this Agreement, including any remedy under Section 3-201 et seq. of the MGCL.

2.    CLOSINGS.

2.1    Closings. The closing of the SOR BPT Exchange (the “SOR BPT Exchange Closing”) and the closing of the Share Exchange (the “Share Exchange Closing” and together with the SOR BPT Exchange Closing, the “Closings” and each, a “Closing”) under this Agreement shall each take place on the date hereof, remotely via the exchange of documents and signatures and shall be deemed to occur at the offices of DLA Piper LLP (US), 6225 Smith Avenue, Baltimore, Maryland 21209. The date of the Closings is hereinafter referred to as the “Closing Date”. Each Closing shall be deemed for accounting purposes to have occurred as of 12:01 a.m. local time in New York City on the Closing Date.

2.2    SOR BPT Exchange Closing. At the SOR BPT Exchange Closing, subject to the terms and conditions hereof, PORT will instruct its transfer agent to issue to SOR BPT LLC (or its designee) the number of shares of PORT Common Stock set forth set forth on SOR BPT LLC’s signature page to this Agreement. If any of the SOR BPT Exchange Shares are evidenced by one or more stock certificates, SOR BPT LLC shall be obligated to deliver to Battery Point for cancellation each such certificate or an affidavit of loss or destruction thereof as a condition to the obligations of PORT under this Agreement.

2.3    Share Exchange Closing. At the Share Exchange Closing, subject to the terms and conditions hereof, the Special Common Purchaser will enter into the Amended and Restated Operating Partnership Agreement attached hereto as Exhibit A, which will evidence the number of Special Common Units being acquired by the Special Common Purchaser at the Share Exchange Closing against the exchange of the number of Common Shares being exchanged by the Special Common Purchaser as set forth on Exhibit A hereto. If any of the Common Shares are evidenced by one or more stock certificates, the Special Common Purchaser shall be obligated to deliver to Battery Point for cancellation each such certificate or an affidavit of loss or destruction thereof as a condition to the obligations of the Operating Partnership and Battery Point under this Agreement.

3.    REPRESENTATIONS AND WARRANTIES OF PORT AND THE OPERATING PARTNERSHIP.

Except as set forth on the sections of the Disclosure Schedules for PORT and the Operating Partnership, attached hereto as Exhibit C, (a) PORT hereby represents and warrants to SOR BPT LLC, and (b) each of PORT and the Operating Partnership hereby represent and warrant to Battery Point and to each Purchaser, in each case, as of the Closing Date, as follows:

3.1    Organization, Good Standing and Qualification. PORT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and the Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of PORT and the Operating

Partnership has all requisite corporate power and authority or limited partnership power and authority, as the case may be, to own, lease and operate their respective assets or properties and conduct their respective businesses as presently owned, leased or operated or conducted, to execute and deliver this Agreement, and, in the case of PORT, to issue to SOR BPT LLC the number of shares of PORT Common Stock set forth set forth on SOR BPT LLC’s signature page to this Agreement in accordance with this Agreement, and, in the case of the Operating Partnership, to execute, deliver and otherwise carry out the provisions of the Amended and Restated Operating Partnership Agreement and, after giving effect to the Amended and Restated Operating Partnership Agreement at the Share Exchange Closing, to issue the Special Common Units in accordance with the provisions of this Agreement. Each of PORT and the Operating Partnership is duly qualified and is authorized to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or foreign limited partnership, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than where any failure to be in good standing or qualified or to have such power or authority, would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of PORT or the Operating Partnership, respectively, to consummate the transactions contemplated by this Agreement.

3.2    Authorization; Binding Obligations. Each of PORT and the Operating Partnership has, as applicable, all requisite corporate and limited partnership power and authority and has taken all corporate and limited partnership action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and, in the case of PORT, to issue the shares of PORT Common Stock set forth set forth on SOR BPT LLC’s signature page to this Agreement and to consummate the SOR BPT Exchange and the other transactions contemplated by this Agreement, and, in the case of the Operating Partnership, after the filing of the Articles of Share Exchange pursuant to Section 1.3, to consummate the Share Exchange and the other transactions contemplated by this Agreement. This Agreement, when executed and delivered, will be a valid and binding obligation of each of PORT and the Operating Partnership, enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies. The SOR BPT Exchange and the issuance of shares of PORT Common Stock pursuant thereto, and the Share Exchange and the issuance of the Special Common Units pursuant thereto, are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with as of the respective Closings.

3.3    Capital Structure of the Operating Partnership.

(a)    Immediately prior to the Closings, except as set forth on Section 3.3(a) of the Disclosure Schedules for PORT and the Operating Partnership: (i) the outstanding partnership interests of the Operating Partnership are as set forth on Section 3.3(a) of the Disclosure Schedules for PORT and the Operating Partnership; (ii) PORT owns and has good and valid title to, directly or indirectly, all of the outstanding partnership interests of the Operating Partnership, free and clear of all mortgages, pledges, deeds of trust, hypothecations, assignments, deposit arrangements, encumbrances, liens (statutory or other), charges, restrictions, or preference, priority or other security interests or preferential arrangements in the nature of a security interest of any kind or nature whatsoever (including any conditional sales or other title retention agreements, any easements, rights of way or other encumbrances on title to real property, and financing leases having substantially the same economic effect as any of the foregoing, but excluding (A) liens for taxes not yet due and payable or for which appropriate reserves have been made, (B) statutory landlord or mechanics liens for amounts not yet due and payable or for which appropriate reserves have been made, and (C) liens of mechanics or materialmen incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable or for which appropriate reserves have been made (collectively, “Liens” and each, a “Lien”)); (iii) there are no securities convertible into or exercisable or exchangeable for any partnership interests of the Operating Partnership or any options, warrants or other rights or agreements, orally or in writing, to purchase or acquire any partnership interests or other securities of the Operating Partnership; and (iv) there are no outstanding obligations or agreements, orally or in writing, for PORT or the Operating Partnership to repurchase, redeem or otherwise acquire any partnership interests or other securities of the Operating Partnership.

(b)    Immediately after the Closings, the outstanding partnership interests of the Operating Partnership will be as set forth on Section 3.3(b) of the Disclosure Schedules for PORT and the Operating Partnership.

3.4    No Governmental Filings. The execution, delivery, and performance by PORT and the Operating Partnership of this Agreement and the consummation by PORT and the Operating Partnership of the Share Exchange and the other transactions contemplated by this Agreement require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any (a) federal, state, local, municipal, foreign or other government, (b) governmental, quasi-governmental, supranational, administrative or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, board, bureau, unit or body and any court or other tribunal), or (c) self-regulatory organization, arbitration panel or similar entity (collectively or individually, a “Governmental Authority”), other than (i) as may be required under the MGCL, (ii) notices or other filings required by any applicable state or federal securities, takeover or “blue sky” laws, (ii) as may be required in connection with federal, state and local transfer taxes, and (iv) where failure to obtain any such authorization, consent, approval, waiting period expiration, termination, authorization or permit, other action, and make any such filing or notification, would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of PORT and the Operating Partnership to consummate the SOR BPT Exchange, the Share Exchange and the other transactions contemplated by this Agreement.

3.5    No Conflicts. The execution, delivery, and performance of this Agreement by PORT and the Operating Partnership do not, and the consummation of the SOR BPT Exchange, the Share Exchange and the other transactions contemplated by this Agreement by PORT and the Operating Partnership, as applicable, will not, (i) result in a breach or violation of the articles of incorporation or bylaws (each as amended or restated through the date hereof) of PORT or the certificate of limited partnership or limited partnership agreement (each as amended or restated through the date hereof) of the Operating Partnership, (ii) assuming compliance with the matters referred to in Section 3.4, result in a breach or violation of any law to which PORT and the Operating Partnership is subject, or (iii) require any notice, consent or approval under, result in any breach of any obligation, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) pursuant to any material Contract (as herein defined) to which PORT and the Operating Partnership is a party, except in the case of clauses (ii) and (iii) above, any such breach, violation, notice, consent, approval, material increase in any cost or obligation, default, termination, modification, cancellation or acceleration of any right or obligation, loss of any benefit or creation of any Lien that would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of PORT and the Operating Partnership to consummate the SOR BPT Exchange or the Share Exchange, as applicable, and the other transactions contemplated by this Agreement.

3.6    No Litigation. As of the date hereof, (a) there is not currently any Action before any Governmental Authority pending or threatened in writing against PORT or the Operating Partnership, or any of their respective material properties or assets, that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of PORT or the Operating Partnership to consummate, as applicable, the SOR BPT Exchange, the Share Exchange and the other transactions contemplated by this Agreement, and (b) neither PORT nor the Operating Partnership is subject to any outstanding judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of PORT or the Operating Partnership to consummate, as applicable, the SOR BPT Exchange, the Share Exchange and the other transactions contemplated by this Agreement. As used in this Agreement, the term “Action” means any claim, controversy, action, charge, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal or administrative, and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

3.7    Exemption from Securities Act Registration. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 5, the offer, issuance and exchange of the Special Common Units will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither PORT or the Operating Partnership nor any agent on their respective behalves has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Operating Partnership Units to any person or persons so as to bring the sale of such Operating Partnership Units by PORT nor the Operating Partnership within the registration provisions of the Securities Act or any state securities laws.

3.8    Brokers and Finders. Except for Robert A. Stanger & Co., Inc. in respect of the Stanger Valuation (as herein defined), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the SOR BPT Exchange, the Share Exchange or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of PORT or the Operating Partnership.

3.9    Taxes.

(a)    Except as set forth in Section 3.9(a) of the PORT Disclosure Schedule, each of PORT and its subsidiaries has prepared and timely filed (taking in account extensions validly obtained) all federal income tax returns and all other material tax returns (including withholding tax returns) that are required to be filed, and all such filed tax returns are true, accurate and complete in all material respects. PORT and its subsidiaries have paid all material taxes required to be paid by them (whether or not shown on any tax return), other than taxes that are not yet due or that are being contested in good faith in appropriate proceedings and, in each case, which have been adequately reserved for in accordance with GAAP. PORT has delivered to Battery Point true, correct and complete copies of all such tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of PORT and any of the subsidiaries for each taxable period for which the statute of limitations has not expired. PORT has made available to Battery Point copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to taxes requested or executed in the last six (6) years.

(b)    PORT (i) upon the filing of its U.S. federal income tax return on IRS Form 1120-REIT for its taxable year ended December 31, 2018, and through the taxable year ended December 31, 2019, will have been subject to taxation for such years as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such year; (ii) has operated since January 1, 2020 and will continue to operate after the Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of PORT, no such challenge is pending or threatened. No entity in which PORT owns an interest is a corporation for U.S. federal income tax purposes, other than a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a REIT. Section 3.9(b) of the PORT Disclosure Schedule sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary owned directly or indirectly by PORT, and each subsidiary not so set forth and identified in Section 3.9(b) of the PORT Disclosure Schedule is and has been since its formation classified as a partnership or entity disregarded as separate from PORT or a subsidiary for U.S. federal income tax purposes and not as a corporation or an association taxable as a corporation.

(c)    Each of PORT and its subsidiaries has complied in all respects with all applicable Laws relating to the payment and withholding of taxes and all taxes that it is obligated to withhold from amounts owing to any employee, contractor, creditor or third party have been fully and timely paid or properly accrued.

(d)    The unaudited condensed consolidated balance sheet of PORT and its subsidiaries as of December 31, 2019 (the “PORT Balance Sheet Date”) reflects all liabilities for material unpaid taxes of PORT and any of the subsidiaries for periods (or portions of periods) through December 31, 2019. Neither PORT nor any of the subsidiaries has any liability for material unpaid taxes accruing after PORT Balance Sheet Date except for taxes arising in the ordinary course of business consistent with past practice beginning January 1, 2020.

(e)    Neither PORT nor the Operating Partnership’s ownership of the Common Shares will cause rents received or accrued by Battery Point during Battery Point’s taxable year that includes the Closing Date to fail to be to treated as “rents from real property” within the meaning of Section 856(d) of the Code by reason of Section 856(d)(2)(B) of the Code in an amount sufficient to cause Battery Point not to meet either or both of the income tests under Section 856(c)(2) and (3) of the Code.

(f)    Neither PORT nor the Operating Partnership’s ownership of the Common Shares will cause Battery Point to be “closely held” as determined under Section 856(h) of the Code at any time during Battery Point’s taxable year that includes the Closing Date.

3.10    No Other Representations or Warranties. Each of PORT and the Operating Partnership acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4 and Section 5, respectively, (a) Battery Point and the Purchasers do not make, and have not made, any representations or warranties relating to Battery Point and the Purchasers or any of their respective subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement or, as applicable, the SOR BPT Exchange or the Share Exchange, or the other transactions contemplated by this Agreement, and no Purchaser is relying on any representation or warranty except for those expressly set forth in Section 4, as to Battery Point, or Section 5, as to the Purchasers, (b) no person has been authorized by Battery Point or the Purchasers to make any representations or warranty relating to Battery Point or the Purchasers or any of their respective subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, or, as applicable, the SOR BPT Exchange or the Share Exchange, or the other transactions contemplated by this Agreement and, if made, any such representation or warranty will not be relied upon by PORT or the Operating Partnership as having been authorized by Battery Point or the Purchasers, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other information, documents or materials provided, addressed or otherwise made available to each Purchaser are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in in Section 4, as to Battery Point, or Section 5, as to the Purchasers.

4.    REPRESENTATIONS AND WARRANTIES OF BATTERY POINT.

Except as disclosed in the section of the Disclosure Schedules for Battery Point attached hereto as Exhibit C (the “Battery Point Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Battery Point Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent the relevance of such item to such other section or subsection is readily apparent on the face of such disclosure without the need to examine or understand any underlying document or information), Battery Point hereby represents and warrants to PORT, the Operating Partnership and the Purchasers, in each case, as of the Closing Date, as follows:

4.1    Organization, Good Standing and Qualification. Each of Battery Point and each of its subsidiaries is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its respective jurisdiction of organization, other than, with respect to only the subsidiaries, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as herein defined). Each of Battery Point and each of its subsidiaries has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and as presently anticipated to be conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than any failure to be in good standing or qualified or to have such power or authority, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Battery Point has made available to PORT, the Operating Partnership and the Purchasers correct and complete copies of the articles of incorporation, bylaws, articles or certificate of organization or formation, limited liability company agreements, certificate of limited partnership, limited partnership agreements or any similar organizational documents (collectively, the “Organizational Documents”) of Battery Point and each of its subsidiaries, each as amended through the date of this Agreement, and each as so delivered is in full force and effect. Battery Point is not in default or violation of any term, condition or provision of its Organizational Documents. None of the subsidiaries of Battery Point is in default or violation of any term, condition or provision of its Organizational Documents. As used herein, the term “Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with other changes, effects, events, circumstances, occurrences, states of facts or developments taken as a whole, has had or is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Battery Point and its subsidiaries, taken as a whole; provided, however, that no change, effect, event, circumstance, occurrence or development, individually or in the aggregate, arising from or related to the following shall, individually or in the aggregate, constitute a Material Adverse Effect or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred, is occurring or is or would reasonably be expected to occur: (i) conditions affecting the U.S. economy, or any other national or regional economy of the U.S. economy, (ii) political conditions (or changes in such conditions), acts of war, sabotage or terrorism, natural disasters, epidemics or pandemics (including any escalation or general worsening of any of the foregoing)

in the United States, (iii) changes in the financial, credit, banking or securities markets in the United States (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes required by United States generally accepted accounting principles (“GAAP”) or other accounting standards (or interpretations thereof), or (v) changes in any laws or other binding directives issued by any Governmental Authority (or interpretations thereof).

4.2    Authorization; Binding Obligations. Battery Point has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and, subject only to approval of the Share Exchange by the holders of a majority of the outstanding Common Shares (which are the only shares of stock of Battery Point entitled to vote on such matter), the filing of the Articles of Share Exchange pursuant to Section 1.3 to consummate the Share Exchange and the other transactions contemplated by this Agreement. Battery Point has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, file the Articles of Share Exchange pursuant to Section 1.3 and to consummate the Share Exchange and the other transactions contemplated by this Agreement. This Agreement, when executed and delivered, will be a legal, valid and binding obligation of Battery Point enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

4.3    Capital Structure.

(a)    The authorized capital stock of Battery Point consists of 1,000,000,000 Common Shares and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of the Closing Date, (i) 1,000,000 of the Common Shares are outstanding, and (ii) 125 of the Preferred Shares are designated as Series A Accommodation Shares, all of which are outstanding, (iii) 1,500,000 of the Preferred Shares are designated as Series A-1 Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Battery Point (the “Series A-1 Preferred Shares”), none of which are outstanding, (iv) 25,000 of the Preferred Shares are designated as Series A-2 Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Battery Point (the “Series A-2 Preferred Shares”), none of which are outstanding, (v) 640,000 of the Preferred Shares are designated as Series A-3 Preferred Shares, of which 640,000 are outstanding, (vi) 25,000 of the Preferred Shares are designated as Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Battery Point (the “Series B Preferred Shares”), none of which are outstanding, and (vii) 2,000 of the Preferred Shares are designated as Series C Cumulative Non-Voting Preferred Stock, par value $0.01 per share, all of which are outstanding. At the close of business on the Closing Date, no Common Shares or Preferred Shares were reserved by Battery Point for issuance. All of the issued and outstanding Common Shares, Series A Accommodation Shares, Series A-3 Preferred Shares and Series C Preferred Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

(b)    All of the outstanding shares of capital stock of each of the subsidiaries of Battery Pont that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the subsidiaries of Battery Point that is a partnership or limited liability company are duly authorized and validly issued. All of the outstanding shares of capital stock or other voting securities of each of the subsidiaries are owned free and clear of any Lien.

(c)    Except as described in Section 4.3(a), there are no outstanding shares of capital stock of, or other equity or other interests in, Battery Point, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments, or rights of any kind that obligate, or with the passage of time may obligate, Battery Point or any of its subsidiaries to issue or sell to any person any shares of capital stock or other securities of Battery Point or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person (other than Battery Point’s right to subscribe for or acquire securities of a subsidiary) a right to subscribe for or acquire, any securities of Battery Point or any of its subsidiaries. As of the Closing Date, other than as set forth in the Organizational Documents of Battery Point, there are no outstanding Contracts of Battery Point or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Common Shares or other outstanding securities of Battery Point or any of its subsidiaries. Except as set forth in Section 4.3(c) of the Battery Point Disclosure Schedules no Common Shares are held by any of its subsidiaries.

(d)    Except as set forth in this Section 4.3, Battery Point does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or other securities convertible into or exercisable for equity securities having the right to vote) with its stockholders (the “Stockholders”) on any matter or the right to subscribe for or acquire, any equity securities of Battery Point or any of its subsidiaries.

(e)    Section 4.3(e) of the Battery Point Disclosure Schedule sets forth as of the date of this Agreement: (i) each subsidiary of Battery Point, the percentage of ownership interest held, directly or indirectly, by Battery Point in each such subsidiary, the jurisdiction of incorporation or formation of each such subsidiary, and, to the Knowledge of Battery Point, the name(s) of and percentage of ownership interest of any other person in each such subsidiary (if applicable), and (ii) any capital stock, equity interest or other ownership interest of Battery Point or any of its subsidiaries in any other person, together with the jurisdiction of incorporation or formation of each such other person. As used in this Agreement, the term “Knowledge of Battery Point” means the actual knowledge of the persons listed in Section 4.3(e) of the Battery Point Disclosure Schedule, in each case, following reasonable inquiry in connection with any matter which they would reasonably be expected to have by reason of the scope or nature of their duties associated or inherent to their respective positions with or engagement by Battery Point and/or any of its subsidiaries

(f)    Other than pursuant to the Organizational Documents of Battery Point or any of its subsidiaries, Battery Point is not a party to or bound by, any Contracts concerning the voting (including voting trusts and proxies) of any shares of capital stock or other equity interests of Battery Point or any of its subsidiaries.

4.4    No Governmental Filings. The execution, delivery, and performance by Battery Point of this Agreement and the consummation by Battery Point of the Share Exchange and the other transactions contemplated by this Agreement require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) as may be required under the MGCL, (ii) notices or other filings required by any applicable state or federal securities, takeover or “blue sky” laws, (iii) as may be required in connection with federal, state and local transfer taxes, and (iv) where failure to obtain any such authorization, consent, approval, waiting period expiration, termination, authorization or permit, other action, and make any such filing or notification, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5    No Conflicts. The execution, delivery, and performance of this Agreement by Battery Point does not, and the consummation of the Share Exchange and the other transactions contemplated by this Agreement by Battery Point will not, (i) result in a breach or violation of the Organizational Documents of Battery Point or any of its subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.4, result in a breach or violation of any law to which Battery Point or any of its subsidiaries is subject, or (iii) except as set forth in Section 4.5 of the Battery Point Disclosure Schedules, require any notice, consent or approval under, result in any breach of any obligation, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) pursuant to any Material Contract (as herein defined) to which Battery Point or any of its subsidiaries is a party, except in the case of clauses (ii) and (iii) above, any such breach, violation, notice, consent, approval, material increase in any cost or obligation, default, termination, modification, cancellation or acceleration of any right or obligation, loss of any benefit or creation of any Lien that would not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Battery Point to consummate the Share Exchange and the other transactions contemplated by this Agreement.

4.6    No Litigation. As of the date hereof, (a) there is not currently any material Action before any Governmental Authority pending or, to the Knowledge of Battery Point, threatened in writing against Battery Point or any of its subsidiaries or any of their respective properties or assets, including any Battery Point Property, and (b) neither Battery Point nor any of its subsidiaries is subject to any outstanding material judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority.

4.7    Financial Statements.

(a)    Each of the consolidated financial statements of Battery Point and its consolidated subsidiaries (including, in each case, all related notes or schedules) as of and for the periods ended March 31, 2020, December 31, 2019 and December 31, 2018 (the “Battery Point Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis in all material respects during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Battery Point and its subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material individually or in the aggregate).

(b)    As of the Closing Date, except (i) as disclosed, reflected or reserved against in Battery Point’s consolidated balance sheet as of March 31, 2020 (the “Battery Point Balance Sheet”) (or the notes thereto); (ii) for liabilities and obligations incurred in accordance with this Agreement; (iii) for liabilities and obligations that have been incurred in the Ordinary Course of Business since March 31, 2020; (iv) for liabilities and obligations that have been discharged or paid in full; (v) for liabilities and obligations that would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole; (vi) for liabilities and obligations that arise from future performance obligations under any contract entered into in the Ordinary Course of Business (in the case of this clause (vi) to the extent such liabilities or obligations are not of a nature required by GAAP to be reflected in a consolidated balance sheet), and (v) as set forth on Section 4.7(b) of the Battery Point Disclosure Schedule, none of Battery Point or its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). The term “Ordinary Course of Business” with respect to Battery Point means the ordinary course of business of Battery Point through the applicable date, consistent with past practice in nature, scope and magnitude with the past practices of Battery Point and is taken in the ordinary course of the day-to-day operations of Battery Point.

(c)    Battery Point maintains a system of internal control over financial reporting reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied consistently with past practice; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Battery Point’s properties or assets.

4.8    Real Property.

(a)    Section 4.8(a) of the Battery Point Disclosure Schedule sets forth all of the real properties owned by Battery Point or any of its subsidiaries as of the Closing Date (each, a “Battery Point Owned Property” and, collectively, the “Battery Point Owned Properties”). Except as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole, (i) Battery Point or one or more of its subsidiaries owns fee simple title to each of Battery Point Owned Properties identified in Section 4.8(a) of the Battery Point Disclosure Schedule and (ii) each Battery Point Owned Property is owned by Battery Point or one or more of its subsidiaries free and clear of all Liens, except as set forth in Section 4.8(a) of the Battery Point Disclosure Schedule. Section 4.8(a) of the Battery Point Disclosure Schedule sets forth an accurate and complete list of each material real property that, as of the date of this Agreement, is under Contract for purchase by Battery Point or any of its subsidiaries.

(b)    Section 4.8(b) of the Battery Point Disclosure Schedule sets forth all material real properties leased or subleased (for the avoidance of doubt, as lessee or sublessee) by Battery Point or any of its subsidiaries as of the date of this Agreement (each, a “Battery Point Lease” and, together with Battery Point Owned Properties, the “Battery Point Property”). Battery Point has made available to PORT, the Operating Partnership and the Purchasers a correct and complete copy of (a) for all properties leased in the Ordinary Course of Business, the form lease used by the Company, and (b) for all other properties, each Battery Point Lease and all amendments and other modifications thereto, in each case, as in effect as of the date hereof. Except as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole, (i) each Battery Point Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Battery Point or the subsidiaries and, to the Knowledge of Battery Point, with respect to the other parties thereto, except, in each case, as enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (2) general principles of equity that restrict the availability of equitable remedies, and (ii) neither Battery Point nor any of its subsidiaries is and, to the Knowledge of Battery Point, no other party is, in breach or violation of, or default under, any Battery Point Lease. Section 4.8(b) of the Battery Point Disclosure Schedule sets forth a list of the addresses of each facility and real property which, as of the date of this Agreement, is required under a binding Contract to be leased or subleased by Battery Point or any of its subsidiaries where possession commences after the date of this Agreement.

(c)    Except as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole, (i) the easements or other similar rights that are necessary to permit the current use of the buildings and improvements on any of Battery Point Owned Properties or that are necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any Battery Point Owned Property are in full force and effect, (ii) Battery Point and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), and (iii) none of Battery Point’s or any of its subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except as set forth on Section 4.8(c) of the Battery Point Disclosure Schedule. Section 4.8(c) of the Battery Point Disclosure Schedule sets forth all leased personal property of Battery Point or any of its subsidiaries with monthly lease obligations as of the date hereof in excess of $10,000 and that are not terminable upon thirty (30) days’ notice.

(d)    Battery Point has made available to PORT and the Operating Partnership the most current policy of title insurance (each, a “Battery Point Title Insurance Policy”) insuring, or a valid marked-up title commitment (each, a “Battery Point Title Insurance Commitment”) pursuant to which the title insurance company has committed to issue a policy of title insurance that will insure, as of the effective date of each such insurance policy, fee simple title interest held by Battery Point or the applicable subsidiary with respect to each Battery Point Owned Property and/or held by any lender with respect to any Battery

Point Owned Property. To the Knowledge of Battery Point, each Battery Point Title Insurance Policy and Battery Point Title Insurance Commitment is, as of the date of this Agreement, in full force and effect, and no material claim has been made against any Battery Point Title Insurance Policy that is outstanding as of the date of this Agreement. No material written claim has been made against any Battery Point Title Insurance Policy.

(e)    Battery Point has made available to PORT and the Operating Partnership a schedule identifying, as of May 1, 2020, each lease, sublease or other right of occupancy to which Battery Point or any of its subsidiaries is a party as landlord with respect to each Battery Point Owned Property (such leases, subleases or other rights of occupancy, together with all amendments and other modifications thereto, collectively, the “Tenant Leases”) and specifying, for each of the Tenant Leases, the name of the tenant, rent, security and other deposits, lease move-in date and lease expiration date (such information, the “Rent Roll”). The Rent Roll is accurate and complete in all material respects. Except with respect to, and in accordance with the terms of, the Property Management Contracts, as of the date hereof, (i) no material commission, fee or other compensation (“Leasing Costs”) is currently payable by Battery Point or any of its subsidiaries to any broker with respect to any of the Tenant Leases, and (ii) except as set forth in Section 4.8(e) of the Battery Point Disclosure Schedule, there are no existing Contracts pertaining to material Leasing Costs in connection with new Tenant Leases, or renewals or extensions of existing Tenant Leases. Except as set forth in Section 4.8(e) of the Battery Point Disclosure Schedule, as of the date set forth therein, there were no prepaid rents or any currently existing rent concessions or setoffs, nor is any tenant under any of the Tenant Leases entitled to a rent concession for any period subsequent to the Closing Date, nor has Battery Point or any of its subsidiaries received any written notice from any such tenant asserting any defense, setoff or counterclaim in connection with any of the Tenant Leases which remains unresolved, in each case, except as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole. Prior to the date hereof, Battery Point has provided PORT and the Operating Partnership true, complete and correct copies of its standard form of tenant lease for each applicable Battery Point Owned Property. Except as set forth in Section 4.8(e) of the Battery Point Disclosure Schedule, as of the date set forth therein, (i) there were no unpaid Leasing Costs under the Tenant Leases and (ii) neither Battery Point nor any of its subsidiaries received written notice of any default under any of the Tenant Leases, in each case, except as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole.

(f)    Neither Battery Point nor any of its subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of Battery Point Owned Properties or (ii) any applicable law, including any zoning regulation or ordinance, board of fire underwriters rules, building, fire, health or similar law, code, ordinance, order or regulation, has been violated in respect of any Battery Point Owned Property, except, in the case of clause (ii) above, as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole. There has not occurred any unrepaired casualty with respect to any Battery Point Owned Property that would reasonably be in excess of $100,000 in the aggregate.

(g)    Section 4.8(g) to the Battery Point Disclosure Schedules sets forth a listing as of May 1, 2020 of all outstanding options to purchase Battery Point Owned Properties. Except as set forth on such schedule, there are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Battery Point Owned Property or any portion thereof or interest therein, and to the Knowledge of Battery Point, there are no other outstanding rights or Contracts to enter into any Contract for sale, ground lease or letter of intent to sell or ground lease any Battery Point Owned Property or any portion thereof or interest therein, which, in each case, is in favor of any party other than Battery Point or any of its subsidiaries.

(h)    No contractual or donative commitments relating to any Battery Point Owned Property has been made by, for or on behalf of any of Battery Point or any of its subsidiaries to any Governmental Authority, which would impose any material obligation upon Battery Point or any of its subsidiaries to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off a Battery Point Owned Property.

(i)    Except as set forth in Section 4.8(i) of the Battery Point Disclosure Schedule, as of the date set forth therein, there were no notices to Battery Point from homeowner associations or local governmental jurisdictions applicable to Battery Point Owned Property claiming any delinquencies, repair or maintenance violations or violations of building codes, CCRs or HOA regulations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)    Battery Point is not in violation of fair housing laws, ADA requirements, building codes or other federal, state or local laws governing the rental of residential properties that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)    To the Knowledge of Battery Point, none of Battery Point Owned Property is subject to rent control ordinances.

(l)    To the Knowledge of Battery Point, all rents and other receipts with respect to Battery Point Owned Property that are collected by third-party property managers are deposited directly into bank accounts that are for the benefit of Battery Point or its subsidiaries, and monthly reports showing all deposits into and withdrawals from such bank accounts have been timely provided to Battery Point or its subsidiaries, as applicable.

(m)    Except as set forth in Section 4.8(m) of the Battery Point Disclosure Schedule, as of the date set forth therein, for all Battery Point Owned Property for which Battery Point accepts Section 8 housing vouchers as partial payment of rent, to the Knowledge of Battery Point, Battery Point was in compliance in all material respects with all conditions, requirements and regulations of Section 8 of the Housing Act of 1937, HUD and the public housing agencies that administer the Section 8 voucher program with respect to Section 8 housing units owned by Battery Point.

4.9    Environmental Matters.

(a)    Battery Point and each of its subsidiaries are, and have been since the Applicable Date, in compliance in all material respects with all Environmental Laws applicable to the operation of its business. As used in this Agreement, (i) the term “Environmental Law” means any applicable law, permit, order, judgment, decree or injunction from any Governmental Authority, in each case in effect as of the date hereof, relating to Hazardous Substances, or the pollution or protection of the Environment; (ii) the term “Environment” means ambient air, indoor air, surface water, groundwater, soil, sediment, substrata or surface land, flora, fauna or any other biota living in or on such media; and (iii) the term “Hazardous Substances” means (A) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (B) any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or described as “hazardous,” “toxic,” “carcinogenic,” “explosive” or “radioactive” or, in each case, words of similar meaning and regulatory effect by or within the meaning of any applicable Environmental Law, or (C) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

(b)    Since the Applicable Date, neither Battery Point nor any of its subsidiaries has received any written claim, notice of violation or citation from any Governmental Authority concerning any violation or alleged violation of or liability under any applicable Environmental Law or with respect to any release of Hazardous Substances, and to the Knowledge of Battery Point, none of Battery Point or any of its subsidiaries is subject to any investigation by a Governmental Authority with respect to such matters, except for matters that have been fully resolved with no further obligations or are no longer outstanding.

(c)    There is no order, judgment, decree or injunction or Action pending or, to the Knowledge of Battery Point, threatened in writing involving any Battery Point Property and concerning compliance by Battery Point or any of its subsidiaries with any Environmental Law, except for matters that have been fully resolved with no further obligations or are no longer outstanding.

(d)    Neither Battery Point nor any of its subsidiaries has entered into or agreed to any material consent decree or order or is subject to any material judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Battery Point Permits (as herein defined) relating to Hazardous Substances or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and no material investigation, litigation or other proceeding is pending or, to the Knowledge of Battery Point, threatened against Battery Point or any of its subsidiaries under any Environmental Law.

(e)    Neither Battery Point nor any of its subsidiaries has assumed, by Contract or, to the Knowledge of Battery Point, by operation of Law, any material liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted material claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(f)    Neither Battery Point nor any of its subsidiaries has caused, and to the Knowledge of Battery Point, no person has caused with respect to any Battery Point Owned Property, any release of a Hazardous Substance that could be the basis of material liability to Battery Point or any of its subsidiaries or that would be required to be investigated or remediated by Battery Point or any of its subsidiaries under any Environmental Law.

(g)    There is no site to which Battery Point or any of its subsidiaries has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Battery Point, is or may become the subject of any material Action under Environmental Law.

4.10    Permits. Battery Point and each of its subsidiaries has all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances of all Governmental Authorities necessary for Battery Point and each subsidiary to own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses as they are being conducted as of the date hereof (collectively, the “Battery Point Permits”), except where the failure to have such Battery Point Permits would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole. Since January 1, 2018 (the “Applicable Date”), (a) the business of Battery Point and each of its subsidiaries has at all times maintained and been in compliance with all Battery Point Permits required to conduct their businesses as now being conducted; (b) there have been no breaches, violations of, or defaults under any such Battery Point Permits by Battery Point or any of its subsidiaries; (c) each such Battery Point Permit is and has been in full force and effect and no modification nor any termination, cancellation, revocation, suspension or non-renewal of any such Battery Point Permit is pending or, to the Knowledge of Battery Point, threatened; and (d) no event or occurrence exists that would reasonably be expected to (with or without the lapse of time, giving of notice or both), directly or indirectly, (i) constitute or result in a violation of or a failure to comply with any material term or requirement of any Battery Point Permit, or (ii) result in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to any Battery Point Permit (and no such notice regarding a possible violation, default or revocation of, any Battery Point Permit has been received by Battery Point or any of its subsidiaries) except, with respect to any of the foregoing described in clause (a), (b), (c) or (d) above, as would not reasonably be expected to be material to Battery Point and its subsidiaries, taken as a whole.

4.11    Taxes.

(a)    Except as set forth in Section 4.11(a) of the Battery Point Disclosure Schedule, each of Battery Point and its subsidiaries has prepared and timely filed (taking in account extensions validly obtained) all federal income tax returns and all other material tax returns (including withholding tax returns) that are required to be filed, and all such filed tax returns are true, accurate and complete in all material respects. Battery Point and its subsidiaries have paid all material taxes required to be paid by them (whether or not shown on any tax return), other than taxes that are not yet due or that are being contested in good faith in appropriate proceedings and, in each case, which have been adequately reserved for in accordance with GAAP. Battery Point has delivered to PORT and the Operating Partnership true, correct and complete copies of all such tax returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Battery Point and any of the subsidiaries for each taxable period for which the statute of limitations has not expired. Battery Point has made available to PORT and the Operating Partnership copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to taxes requested or executed in the last six (6) years.

(b)    Battery Point (i) upon the filing of its U.S. federal income tax return on IRS Form 1120-REIT for its taxable year ending December 31, 2016, and through the taxable year ending December 31, 2019, will have been subject to taxation for such years as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such year; (ii) has operated since January 1, 2020 and will continue to operate until the Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT, including distributing prior to the Closings any net capital gain and REIT taxable income earned prior to the Effective Time (based on reasonable estimates agreed to in writing by Battery Point and PORT and the Operating Partnership); and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Knowledge of Battery Point, no such challenge is pending or threatened. No entity in which Battery Point owns an interest is a corporation for U.S. federal income tax purposes, other than a Qualified REIT Subsidiary, a Taxable REIT Subsidiary, or a REIT. Section 4.11(b) of the Battery Point Disclosure Schedule sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary owned directly or indirectly by Battery Point, and each subsidiary not so set forth and identified in Section 4.11(b) of the Battery Point Disclosure Schedule is and has been since its formation classified as a partnership or entity disregarded as separate from Battery Point or a subsidiary for U.S. federal income tax purposes and not as a corporation or an association taxable as a corporation. Taking into account all distributions to be made by Battery Point prior to the Effective Time, Battery Point will have distributed cash to the Stockholders for the portion of its taxable year that includes the Closing Date ending at the Effective Time that is no less than Battery Point’s REIT taxable income and net capital gain through the Effective Time (based on reasonable estimates agreed to in writing by Battery Point and PORT and the Operating Partnership); and Battery Point will not be subject to tax including under Section 857(b) or 4981 of the Code in respect of such portion of the taxable year.

(c)    Each of Battery Point and its subsidiaries has complied in all respects with all applicable Laws relating to the payment and withholding of taxes and all taxes that it is obligated to withhold from amounts owing to any employee, contractor, creditor or third party have been fully and timely paid or properly accrued.

(d)    Battery Point Balance Sheet reflects all Liabilities for material unpaid taxes of Battery Point and any of the subsidiaries for periods (or portions of periods) through December 31, 2019. Neither Battery Point nor any of the subsidiaries has any liability for material unpaid taxes accruing after Battery Point Balance Sheet Date except for taxes arising in the Ordinary Course of Business consistent with past practice beginning January 1, 2020.

4.12    Insurance. Section 4.12 of the Battery Point Disclosure Schedule sets forth a complete and accurate list of all insurance policies (other than policies of title insurance) maintained by Battery Point or any of its subsidiaries as of the date of this Agreement (each, a “Battery Point Insurance Policy” and, collectively, the “Battery Point Insurance Policies”). Each Battery Point Insurance Policy is in a form and amount that is customarily carried by persons conducting business similar to that of Battery Point and its subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to Battery Point and its subsidiaries, taken as a whole, (a) all Battery Point Insurance Policies are in full force and effect, (b) no written notice of cancellation has been received with respect to any Battery Point Insurance Policy, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of Battery Point Insurance Policies, (d) all premiums due with respect to all Battery Point Insurance Policies have been paid, (e) are issued by an insurer that is, to the Knowledge of Battery Point, financially sound and reputable, (f) all Battery Point Insurance Policies taken together, provide adequate insurance coverage for the business, assets and operations of Battery Point or any of its subsidiaries, taken as a whole, for all risks to which any of them is normally exposed and customary coverage to those within their industry, and (g) are sufficient for compliance with all laws applicable to any of them and with all contracts to which any of them is a party or by which any of them is bound. There is no material claim pending under any of Battery Point Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and there has been no threatened termination of, or material premium increase with respect to, any Battery Point Insurance Policy.

4.13    Employees.

(a)    Battery Point and each of its subsidiaries does not employ any person and has not employed any person since July 1, 2018. Neither Battery Point or any of its subsidiaries is (i) involved in or, to the Knowledge of Battery Point, threatened with any labor dispute, grievance or proceeding relating to labor, safety or discrimination matters, including charges of unfair labor practices or discrimination complaints, (ii) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or (iii) a party to, or bound by, any collective bargaining agreement. No collective bargaining agreement has been negotiated by Battery Point or any of its subsidiaries. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of Battery Point or any of its subsidiaries. To the Knowledge of Battery Point, (A) no employee was represented by any labor union or similar association and (B) no labor union or group of employees of Battery Point or any of its subsidiaries has made a pending demand for recognition or certification, and there are no union organizing campaigns or representation proceedings in process or threatened with respect to any employees of Battery Point or any of its subsidiaries. There is no labor dispute, strike or work stoppage against Battery Point or any of its Subsidiaries pending or, to the Knowledge of Battery Point, threatened.

(b)    Section 4.13(b) of the Battery Point Disclosure Schedules sets forth all claims made to Battery Point or any of its subsidiaries by any former employee of Battery Point or any of its subsidiaries relating to the violation or alleged violation of any law. Battery Point and its subsidiaries are not subject to any or are in compliance with its, to the extent applicable, obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law (the “WARN Act”). Since January 1, 2020, neither Battery Point or any of its subsidiaries has effectuated (i) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility or operating unit within any site of employment or facility of any Subsidiary or (ii) a “plant closing” (as defined in the WARN Act) in the United States affecting any such site of employment or facility.

(c)    Neither Battery Point or any of its subsidiaries has any (i) contract with any employee or (ii) other policy or plan relating to the terms or conditions of employment, compensation, benefits, retention, severance, severance pay, termination, termination pay or any other employment obligation. Battery Point and each of its subsidiaries has properly classified each person providing services thereto as an employee or independent contractor and has properly classified all employees for overtime purposes, in each case under all laws.

4.14    Material Contracts.

(a)    Except for this Agreement, Section 4.14(a) of the Battery Point Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the following agreements, leases, licenses, contracts, notes, bonds, debt instruments, mortgages, indentures, permits, arrangements or other obligations (each, whether written or oral and including any amendments or modifications thereto, a “Contract”) to which Battery Point or any of its subsidiaries is a party or by which any their respective properties or assets are bound (each, a “Material Contract”):

(i)    each Contract that restricts in any material respect the ability of Battery Point or any of its subsidiaries to compete in any line of business or geographic area or contains any covenant granting “most favored nation” status;

(ii)    each Contract (A) pursuant to which Indebtedness of Battery Point or any of its subsidiaries in an amount in excess of $100,000 is outstanding or may be incurred by its terms or (B) that constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract related to a hedging transaction;

(iii)    each Contract relating to the formation, creation, operation, management or control of any partnership or joint venture or the ownership of any material equity interest in any entity or business enterprise (other than any of Battery Point’s subsidiaries);

(iv)    each Contract between Battery Point or any of its subsidiaries, on the one hand, and (A) any present executive officer or director of Battery

Point or any of its subsidiaries, (B) to the Knowledge of Battery Point, any stockholder of Battery Point as of the Closing Date or (C) to the Knowledge of Battery Point, any affiliate of any such officer, director or owner (other than Battery Point or any of its subsidiaries), on the other hand;

(v)    each Contract that (A) relates to the acquisition or disposition by Battery Point or any of its subsidiaries of any real estate assets or properties (whether by stock sale, asset sale, merger or otherwise) for aggregate consideration in excess of $100,000 that has not been performed in full as of the date hereof, (B) includes an “earnout” or other contingent, deferred or fixed payment obligation of Battery Point or any of its subsidiaries in excess of $100,000 that has not been paid in full as of the date hereof, (C) requires, or grants, any unexpired option, right of first offer, right of first negotiation or right of first refusal to, Battery Point or any of its subsidiaries to acquire real estate assets or properties for consideration in excess of $100,000, or (D) permits, or gives, any person any unexpired option, right of first offer, right of first negotiation, right of first refusal or other similar right with respect to the purchase of any Battery Point Owned Property or material asset of Battery Point or any of its subsidiaries or any portion thereof or otherwise obligates Battery Point or any of its subsidiaries to sell or otherwise dispose of any Battery Point Owned Property;

(vi)    each Contract that involves any pending or contemplated merger, consolidation, sale, lease or license of any Battery Point Owned Property or other material assets of Battery Point or any of its subsidiaries, or similar business combination transaction, other than in the Ordinary Course of Business;

(vii)    each Contract (or series of related Contracts) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by or to Battery Point or any of its subsidiaries, as the case may be, of amounts in excess of $100,000, which Contract is not terminable by either party on less than 365 days’ written notice without material penalty;

(viii)    each Contract between Battery Point or any of its subsidiaries and any third-party service provider with respect to the management of any Battery Point Owned Property (each, a “Property Management Contract”);

(ix)    each Contract that obligates Battery Point or any of its subsidiaries to indemnify any past or present directors, officers or employees of Battery Point or any of its subsidiaries, other than the Organizational Documents of Battery Point or any of its subsidiaries;

(x)    each Contract that is a settlement, conciliation or similar agreement that imposes any material monetary or non-monetary obligations upon Battery Point or any of its subsidiaries after the Closing Date;

(xi)    each Contract that contains restrictions on the ability of Battery Point or any of its subsidiaries to pay dividends or other distributions (other than pursuant to the Organizational Documents of Battery Point or any of its subsidiaries or in connection with any loan agreements to which Battery Point is a party set forth on Section 4.14(a)(xi) of the Battery Point Disclosure Schedule (collectively, the “Existing Loan Agreements”);

(xii)    each Contract with a Governmental Authority (including agreements with Fannie Mae or Freddie Mac);

(xiii)    each Contract that contains covenants expressly limiting, in any material respect, the ability of Battery Point or any of its subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or properties (other than cash) or business of Battery Point or any of its subsidiaries (other than in connection with the Existing Loan Agreements);

(xiv)    each Contract that constitutes a loan to any person by Battery Point or any of its subsidiaries (other than receivables in the Ordinary Course of Business or advances made pursuant to and expressly disclosed in any Tenant Lease) in an aggregate amount in excess of $50,000;

(xv)    each Contract pursuant to which intellectual property material to the operations of Battery Point or any of its subsidiaries, taken as a whole, is licensed to Battery Point or any of its subsidiaries by any third party (other than commercially available software or software services) or is licensed by Battery Point or any of its subsidiaries to any third party (other than non-exclusive licenses granted by Battery Point or any of its subsidiaries in the Ordinary Course of Business which do not contain any material restriction on the use or exploitation of any intellectual property Battery Point or any of its subsidiaries); and

(xvi)    each Contract that is with any investment banker, accountant, outside legal counsel or other professional advisor.

(b)    Battery Point has made available to PORT, the Operating Partnership and the Purchasers correct and complete copies of all written Material Contracts required to be listed in Section 4.14(a) of the Battery Point Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(c)    Each Material Contract (i) is a valid and binding agreement of Battery Point or any of its subsidiaries party thereto, enforceable against Battery Point or any of its subsidiaries and, to the Knowledge of Battery Point, each other party thereto in accordance with its terms, in each case, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (2) general principles of equity that restrict the availability of equitable remedies, and (ii) is in full force and effect, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms or is terminated in accordance with the terms thereof (as in effect as of the date hereof) after the date hereof.

(d)    (i) Battery Point or any of its subsidiaries has performed in all material respects all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Knowledge of Battery Point, each other party thereto has performed in all material respects all obligations required to be performed by it under such Material Contract prior to the date hereof, (ii) neither Battery Point nor any of its subsidiaries and, to the Knowledge of Battery Point, no other party thereto, is (or, with or without notice or lapse of time, would be) in default under or breach of the terms of any Material Contract in any material respect, (iii) none of Battery Point or any of its subsidiaries has received written notice of any violation or default under any Material Contract or is aware of any cause for acceleration of any liability or loss of any rights of any party thereto and (iv) none of Battery Point or any of its subsidiaries has received written notice of termination under any Material Contract, and, to the Knowledge of Battery Point, no party to any Material Contract has threatened to cancel any Material Contract.

(e)    As used in this Agreement, the term “Indebtedness” means, with respect to any person, (i) any indebtedness of such person, whether or not contingent, for borrowed money (whether by loan or the issuance and sale of debt securities evidenced by notes, debentures or similar instruments and including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) any obligations of such person for the deferred purchase price of property or services (other than trade payables, accrued compensation and other accrued liabilities, in each case, incurred in the Ordinary Course of Business of such person), including any earn-outs, (iii) any obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) obligations of any person in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (v) any obligations of such person as lessee (or other agreement conveying the right to use) under leases to the extent such obligations are required to be classified and accounted for as capital leases in accordance with GAAP, (vi) any obligations, contingent or otherwise, of such person under acceptance, letters of credit or similar facilities that have been drawn, (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such person, (vii) all Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness, and (viii) outstanding prepayment premium obligations of such person, if any, and accrued interest, fees and expenses related to any indebtedness described in clauses (i) through (vii) above.

4.15    Intellectual Property.

(a)    The Company Intellectual Property (as herein defined) includes all Intellectual Property necessary for or currently used in the conduct of its business. Battery Point or any of its subsidiaries either (i) owns the entire right, title and interest, free and clear of all Liens, or (ii) holds pursuant to existing, valid, enforceable and written licenses, each item of Company Intellectual Property. Battery Point and each of its subsidiaries is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any License (as herein defined), sublicense or other contract relating to any of the Company Intellectual Property nor, to the Knowledge of Battery Point, does any event or occurrence exist that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). As used herein, “Company Intellectual Property” means the Intellectual Property that is owned by or licensed to Battery Point or any of its subsidiaries. As used herein, “Intellectual Property” means all intangible property rights worldwide including, but not limited to, inventions, discoveries, improvements, trade secrets, processes, formulae, know-how, domain names, computer software, United States and foreign patents, trade names, trademarks, service marks, logos, copyrights, and any registrations or applications for registrations relating thereto and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, as applicable, and any other proprietary rights relating to any of the foregoing. As used herein, “License” means a license, permit, authorization, franchise, certification, clearance, approval or consent.

(b)    The conduct of Battery Point and each of its subsidiaries’ business has not and does not infringe upon any Intellectual Property rights owned or controlled by any person. To the Knowledge of Battery Point, no person has or is infringing, misappropriating or otherwise violating any Company Intellectual Property. No royalty or other fee is required to be paid by Battery Point or any of its subsidiaries to any other person in respect of the use of any Company Intellectual Property.

(c)    Battery Point and each of its subsidiaries has taken reasonable measures to protect its ownership of, and rights in, all Company Intellectual Property in accordance with standard industry practices. Battery Point and each of its subsidiaries has not made any of its trade secrets or other confidential or proprietary information available to any other person except pursuant to reasonable written agreements requiring such person to maintain the confidentiality of such information. There has been no unauthorized access to, disclosure of or use of, or any security breach relating to or affecting, any personal information or other confidential information and no person who has had access to personal information or other confidential information has violated any law or the terms of any confidentiality agreement.

4.16    Benefit Plans. Neither Battery Point nor any of its subsidiaries has, or is liable under, any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)). Neither Battery Point or any of its subsidiaries nor any ERISA Affiliate of Battery Point or any of its subsidiaries has any liability under Title IV of ERISA or Section 412 of the Code. Neither Battery Point or any of its subsidiaries nor any ERISA Affiliate of Battery Point or any of its subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the imposition of penalties or excise taxes on Battery Point or any of its subsidiaries by any Governmental Authority. Neither Battery Point nor any of its subsidiaries has any liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, except as required to avoid excise Tax under Section 4980B of the Code or as required to comply with applicable state Law. As used herein, “ERISA Affiliate” means, with respect to any person, any other person that, together with such first person, would be treated as a single employer under Section 414 of the Code.

4.17    Brokers and Finders. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Share Exchange or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Battery Point or any of its subsidiaries.

4.18    No Other Representations or Warranties.    Battery Point acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and Section 5, respectively, (a) PORT, the Operating Partnership and the Purchasers do not make, and have not made, any representations or warranties relating to PORT, the Operating Partnership or Purchasers or any of their respective subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, the Share Exchange or the other transactions contemplated by this Agreement, and Battery Point is not relying on any representation or warranty except for those expressly set forth in Section 3, as to PORT and the Operating Partnership, or Section 5, as to the Purchasers, (b) no person has been authorized by PORT, the Operating Partnership or the Purchasers to make any representations or warranty relating to PORT, the Operating Partnership or the Purchasers or any of their respective subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, the Share Exchange or the other transactions contemplated by this Agreement and, if made, any such representation or warranty will not be relied upon by Battery Point as having been authorized by PORT, the Operating Partnership or the Purchaser, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other information, documents or materials provided, addressed or otherwise made available to Battery Point are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Section 3, as to PORT and the Operating Partnership, or Section 5, as to the Purchasers.

5.    REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

Each Purchaser hereby represents and warrants to PORT, the Operating Partnership and Battery Point, severally and not jointly, as of the Closing Date, as follows:

5.1    Authorization. This Agreement, when executed and delivered, will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies. The Purchaser has full power and authority or, if any individual, legal capacity, to enter into this Agreement.

5.2    Investment. The Purchaser is either acquiring the shares of PORT Common Stock or Special Common Units, as applicable, set forth on the Schedule of Purchasers attached hereto as Exhibit A for investment for its own account and not with the view to the public resale or distribution thereof within the meaning of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing such securities. No other person has a direct or indirect beneficial interest, in whole or in part, in such shares of PORT Common Stock or Special Common Units, as applicable. The Purchaser understands that the shares of PORT Common Stock or Special Common Units, as applicable, have not been registered under the Securities Act by reason of a specific exemption thereunder, which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

5.3    Relationship to Battery Point; Sophistication; Experience. The Purchaser either (a) has a preexisting business or personal relationship with PORT or the Operating Partnership and/or any of its officers, directors or controlling persons or (b) such Purchaser, either alone or with his or her purchaser representative(s), has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in, as applicable, the PORT Common Stock pursuant to the SOR BPT Exchange, or the Operating Partnership Units to be acquired pursuant to the Share Exchange. Each purchaser representative, if any, in connection with the Purchaser’s investment in the PORT Common Stock or Operating Partnership Units, as applicable, set forth on the Schedule of Purchasers attached hereto as Exhibit A, has confirmed in writing the specific details of any and all past, present or future relationships, actual or contemplated, between the Purchaser or the Purchaser’s affiliates and Battery Point or any of the Purchaser’s affiliates.

5.4    Restrictions on Transfer. Purchaser acknowledges and agrees that the shares of PORT Common Stock that it is acquiring pursuant to the SOR BPT Exchange, or the Special Common Units that it is acquiring pursuant to the Share Exchange, as applicable, are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about PORT or the Operating Partnership, as applicable, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

5.5    No Public Market. The Purchaser understands that no public market now exists for any of the shares of PORT Common Stock or Special Common Units, as applicable, that there can be no assurance that a public market will ever exist for the shares of PORT Common Stock or Special Common Units, as applicable, and that neither PORT nor the Operating Partnership is under any obligation to register the Operating Partnership Units or any shares of PORT Common Stock (including into which any such Operating Partnership Units may be convertible).

5.6    Exemption from Registration. The Purchaser further acknowledges that, in the event all of the requirements of Rule 144 are not met, compliance with another registration exemption will be required; and that, although Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, that such persons and the brokers who participate in the transactions do so at their own risk, and that, therefore, there is no assurance that any exemption from registration under the Securities Act will be available or, if available, will allow such person to dispose of, or otherwise transfer, all or any portion of the respective shares of PORT Common Stock or Special Common Units, as applicable, set forth on the Schedule of Purchasers attached hereto as Exhibit A.

5.7    Access to Information. The Purchaser has had an opportunity to discuss the business, management and financial affairs of PORT, the Operating Partnership and Battery Point with the respective management teams of PORT, the Operating Partnership and Battery Point and the opportunity to inspect such books and records and material contracts as the Purchaser deemed necessary to its determination to participate in, as applicable, the SOR BPT Exchange and to acquires shares of PORT Common Stock, or the Share Exchange and to acquire its respective Operating Partnership Units pursuant thereto.

5.8    Purchaser’s Liquidity. The Purchaser (a) has no need for liquidity in the Purchaser’s investment, (b) is able to bear the substantial economic risks of an investment in the shares of PORT Common Stock or Operating Partnership Units, as applicable, for an indefinite period, and (c) at the present time, can afford a complete loss of such investment. The Purchaser’s current commitments to illiquid investments is not disproportionate to the Purchaser’s net worth, and the Purchaser’s investment in the shares of PORT Common Stock or the Operating Partnership Units, as applicable, will not cause such commitment to become disproportionate.

5.9    Offer and Sale. The Purchaser understands that the sale of shares of PORT Common Stock pursuant to the SOR BPT Exchange, or the sale of the Special Common Units pursuant to the Share Exchange, as applicable, has not been registered under the Securities Act in reliance upon an exemption therefrom. The Purchaser was not offered or sold the shares of PORT Common Stock or the Operating Partnership Units, as applicable, directly or indirectly, by means of any form of general solicitation or general advertisement, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or (b) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising.

5.10    Risks. The Purchaser is aware that shares of PORT Common Stock and the Operating Partnership Units, as applicable, are highly speculative and that there can be no assurance as to what return, if any, there may be. The Purchaser is aware that PORT or the Operating Partnership may issue additional securities in the future which could result in the dilution of the Purchaser’s ownership interest in PORT or the Operating Partnership, as applicable.

5.11    Reliance. The Purchaser has relied only upon the information provided to it in writing by PORT or the Operating Partnership, or information from books and records of PORT or the Operating Partnership. No oral representations have been made or oral information furnished to Purchaser or his or her advisor(s) by PORT or the Operating Partnership in connection with, as applicable, the SOR BPT Exchange or the Share Exchange which were not contained therein or were inconsistent therewith. The Purchaser has consulted with Purchaser’s tax advisor with respect to the transactions contemplated by this Agreement and is not relying on PORT or the Operating Partnership or their respective agents with respect to any tax matters.

5.12    Investment Entity. The Purchaser, if a corporation, partnership, trust or other entity, is authorized and otherwise duly qualified to purchase and hold its respective shares of PORT Common Stock or Operating Partnership Units, as applicable; such entity has its principal place of business as set forth on the signature page hereof; and such entity has not been formed for the specific purpose of acquiring the shares of PORT Common Stock or the Operating Partnership Units, as applicable. The Purchaser, if an individual, is at least 21 years of age.

5.13    Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.14    Transfer Restrictions. The Purchaser understands that the shares of PORT Common Stock that it is acquiring pursuant to the SOR BPT Exchange, or the Special Common Units that it is acquiring pursuant to the Share Exchange, are subject to the restrictions set forth in the Limited Partnership Agreement and under the Securities Act, as applicable.

5.15    Title to Exchanged Shares. In the case of SOR BPT, SOR BPT LLC is the sole record and beneficial owner of the SOR BPT Exchange Shares set forth on the Schedule of Purchasers attached hereto as Exhibit A being exchanged at the Closing in the SOR BPT Exchange and, in the case of the Special Common Purchaser, the Special Common Purchaser is the sole record and beneficial owner of the Common Shares, set forth on the Schedule of Purchasers attached hereto as Exhibit A being exchanged at the Closing in the Share Exchange, in each case, free and clear of any Lien other than restrictions on transfer under applicable state and federal securities laws.

5.16    Brokers and Finders. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the SOR BPT Exchange, the Share Exchange or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

5.17    No Other Representations or Warranties.    The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and Section 4, respectively, (a) PORT, the Operating Partnership and Battery Point do not make, and have not made, any representations or warranties relating to PORT, the Operating Partnership or Battery Point or any of their respective subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, the SOR BPT Exchange, the Share Exchange or the other transactions contemplated by this Agreement, and the Purchaser is not relying on any representation or warranty except for those expressly set forth in Section 3, as to PORT and the Operating Partnership, or Section 4, as to Battery Point, (b) no person has been authorized by PORT, the Operating Partnership or Battery Point to make any representations or warranty relating to PORT, the Operating Partnership or Battery Point or any of their respective subsidiaries, or their respective properties, assets or businesses, or otherwise in connection with this Agreement, the SOR BPT Exchange, the Share Exchange or the other transactions contemplated by this Agreement and, if made, any such representation or warranty will not be relied upon by the Purchaser as having been authorized by PORT, the Operating Partnership or Battery Point, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other information, documents or materials provided, addressed or otherwise made available to the Purchaser are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in in Section 3, as to PORT and the Operating Partnership, or Section 4, as to Battery Point.

6.    CLOSING CONDITIONS.

6.1    Closing Conditions of PORT and the Operating Partnership. The obligations of PORT and the Operating Partnership to close the transactions contemplated by this Agreement shall be conditioned on the satisfaction or waiver in writing by PORT and the Operating Partnership of the following:

(a)    Representations and Warranties. The representations and warranties made in Section 4 hereof by Battery Point and in Section 5 by each Purchaser shall be true, complete and correct in all material respects, except those representations and warranties qualified as to materiality shall be true and correct in all respects as so written (including the materiality qualifications).

(b)    Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by Battery Point or the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Limited Partnership Agreement. The Amended and Restated Limited Partnership Agreement shall have been executed by the Special Common Purchaser.

(d)    Articles of Share Exchange. The Articles of Share Exchange shall have been executed by an authorized officer of Battery Point.

(e)    REIT Opinion. PORT shall have received a written opinion of Hunton Andrews Kurth LLP, dated as of the Closing Date and substantially in the form shown on Exhibit D to the effect that, commencing with Battery Point’s taxable year ended December 31, 2016, Battery Point has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled Battery Point to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be based on customary representations contained in an officer’s certificate executed by a properly authorized officer of Battery Point and attached hereto as Exhibit E.

(f)    Surrender of SOR BPT Exchange Shares. If the SOR BPT Exchange Shares held by SOR BPT are certificated, then SOR BPT LLC shall have surrendered to PORT for cancellation all stock certificates evidencing the SOR BPT Exchange

Shares held by SOR BPT LLC as set forth on the Schedule of Purchaser’s attached hereto as Exhibit A, or an affidavit of loss or destruction thereof in a form reasonably satisfactory to PORT. If the SOR BPT Exchange Shares held by SOR BPT are not certificated, then the SOR BPT LLC shall have executed and delivered such stock power or other acknowledgment of assignment in a form reasonably satisfactory to PORT.

(g)    Surrender of Common Shares. If the Common Shares held by the Special Common Purchaser are certificated, then the Special Common Purchaser shall have surrendered to the Operating Partnership for cancellation all stock certificates evidencing the Common Shares held by the Special Common Purchaser as set forth on the Schedule of Purchaser’s attached hereto as Exhibit A, or an affidavit of loss or destruction thereof in a form reasonably satisfactory to the Operating Partnership. If the Common Shares held by the Special Common Purchaser are not certificated, then the Special Common Purchaser shall have executed and delivered such letter of instruction or other acknowledgment of assignment in a form reasonably satisfactory to the Operating Partnership.

6.2    Closing Conditions of Battery Point. The obligations of Battery Point to close the transactions contemplated by this Agreement shall be conditioned on the satisfaction or waiver in writing by Battery Point of the following:

(a)    Representations and Warranties. The representations and warranties made in Section 3 hereof by PORT and the Operating Partnership and in Section 5 by each Purchaser shall be true, complete and correct in all material respects, except that all representations and warranties qualified as to materiality are true and correct in all respects as so written (including the materiality qualifications).

(b)    Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by PORT, the Operating Partnership, and the Purchasers on or prior to the Closing have been performed or complied with in all material respects.

(c)    Articles of Share Exchange. The Articles of Share Exchange shall be executed by an authorized officer of PORT and, if applicable, the Operating Partnership.

6.3    Closing Conditions of the Special Common Purchaser. The obligations of the Special Common Purchaser to close the transactions contemplated by this Agreement shall be conditioned on the satisfaction or waiver in writing by the Special Common Purchaser of the following:

(a)    Representations and Warranties. The representations and warranties made in Section 3 hereof by PORT and the Operating Partnership shall be true, complete and correct in all material respects, except that all representations and warranties qualified as to materiality are true and correct in all respects as so written (including the materiality qualifications).

(b)    Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by PORT and Operating Partnership on or prior to the Closing have been performed or complied with in all material respects.

(c)    Amended and Restated Limited Partnership Agreement. The Amended and Restated Limited Partnership Agreement shall be executed by an authorized officer of, or by, the general partner of the Operating Partnership.

6.4    Closing Conditions of SOR BPT LLC. The obligations of SOR BPT LLC to close the transactions contemplated by this Agreement shall be conditioned on the satisfaction or waiver in writing by SOR BPT LLC of the following:

(a)    Representations and Warranties. The representations and warranties made in Section 3 hereof by PORT and the Operating Partnership shall be true, complete and correct in all material respects, except that all representations and warranties qualified as to materiality are true and correct in all respects as so written (including the materiality qualifications).

(b)    Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by PORT and Operating Partnership on or prior to the Closing have been performed or complied with in all material respects.

(c)    Articles of Share Exchange. The Articles of Share Exchange shall be executed by an authorized officer of PORT and, if applicable, the Operating Partnership.

7.    Survival; Indemnification.

7.1    Survival. The representations and warranties of the Parties to one another, in each case, contained in this Agreement shall survive for twenty-four months from the Closing Date; provided, however, that (a) the representations and warranties contained Sections 3.9, 4.7, 4.8(a), 4.11, 4.13 and 4.16 shall survive the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations in respect thereof, and (b) the representations and warranties contained Sections 3.1, 3.2, 3.3, 3.8, 4.1, 4.2, 4.3, 4.17, 5.1, 5.15 and 5.16 shall survive the Closing Date indefinitely (the representations and warranties referenced in the foregoing clauses (a) and (b), collectively, the “Fundamental Representations”). The covenants and agreements of the Parties to or for the benefit of one another contained in this Agreement to be performed or complied with after the Closing shall survive the Closing for the applicable statute of limitations period. No Party shall have any liability to another Party under this Agreement, arising out of any breach of any representation and warranty or covenant identified or discovered following, and for which a written notice of a claim is not submitted prior to, the expiration of the applicable survival period for such representation and warranty or covenant as provided in this Section 7.1; provided that if written notice of a claim has been given prior to the expiration of the applicable survival period for such representations and warranties, then the relevant representations and warranties or covenant shall survive as to such claim, until such claim has been finally resolved.

7.2    Indemnification. Subject to the limitations set forth in this Section 7.2 or elsewhere in this Agreement, (a) PORT and the Operating Partnership shall severally (and not jointly) indemnify, defend and hold harmless each Purchaser and each of the respective affiliates, directors, officers, managers, employees, agents, representatives, heirs, executors, successors and assigns of each such Purchaser, from and against all liabilities, losses, demands, penalties, obligations, claims and damages and reasonable attorneys’ fees, court costs and other out-of-pocket expenses (collectively, “Losses”) that arise out of or result from any breaches or inaccuracies in any of the representations and warranties of PORT or the Operating Partnership or breaches by PORT or the Operating Partnership or any of their respective subsidiaries of the covenants of PORT or the Operating Partnership or their respective subsidiaries set forth in this Agreement; (b) the Special Common Purchaser shall indemnify, defend and hold harmless PORT and the Operating Partnership and the respective affiliates, directors, officers, managers, employees, agents, representatives, heirs, executors, successors and assigns of PORT and the Operating Partnership, from and against all Losses that arise out of or result from any breaches or inaccuracies by Battery Point of any of the representations or warranties of Battery Point, or breaches by Battery Point of any covenants set forth in this Agreement; and (c) each Purchaser shall severally (and not jointly) indemnify, defend and hold harmless Battery Point, PORT and the Operating Partnership and the respective affiliates, directors, officers, managers, employees, agents, representatives, heirs, executors, successors and assigns of Battery Point, PORT and the Operating Partnership from and against all Losses that arise out of or result from any breaches or inaccuracies by such Purchaser of any of its respective representations or warranties or breaches by such Purchaser of any covenants set forth in this Agreement; provided that for purposes of determining any such breaches or inaccuracies or measuring or calculating any such Losses, such determination, measurement or calculation, as applicable, shall be measured without giving effect to any “materiality”, “material adverse effect” or similar materiality qualifiers contained therein; provided, however, that the measurement and calculation of any Losses shall be subject in all respects to the Basket and De Minimis Threshold (as defined below). The liability of PORT to the Purchasers, collectively, under this Agreement in respect of any breach of the representations and warranties or covenants made by PORT to or for their respective benefits contained in this Agreement shall not exceed $5,250,000 in the aggregate (as may be allocated to the Purchasers in proportion to their pro rata interests); provided, however, that Losses relating to the Fundamental Representations shall not be subject to, and shall be excluded from, the calculation of such maximum amount. The liability of the Operating Partnership to the Purchasers, collectively, under this Agreement in respect of any breach of the representations and warranties or covenants made by the Operating Partnership to or for their respective benefits contained in this Agreement shall not exceed $3,026,497 in the aggregate (as may be allocated to the Purchasers in proportion to their pro rata interests); provided, however, that Losses relating to the Fundamental Representations shall not be subject to, and shall be excluded from, the calculation of such maximum amount. The Special Common Purchaser’s liability to PORT, the Operating Partnership or Battery Point, collectively, in respect of any breach of the representations and warranties or covenants made by Battery Point or the Special Common Purchaser to or for their respective benefits contained in this Agreement shall not exceed $3,026,497 in the aggregate; provided, however, that Losses relating to the Fundamental

Representations shall not be subject to, and shall be excluded from, the calculation of such maximum amount. SOR BPT LLC’s liability to PORT, the Operating Partnership or Battery Point, collectively, in respect of any breach of the representations and warranties or covenants made by SOR BPT LLC to or for their respective benefits contained in this Agreement shall not exceed $5,250,000 in the aggregate; provided, however, that Losses relating to the Fundamental Representations shall not be subject to, and shall be excluded from, the calculation of such maximum amount. No party shall be entitled to indemnification under this Section 7.2 unless and until the aggregate indemnifiable Losses to such applicable party under this Agreement (other than those arising out of, or resulting from, the breach of any Fundamental Representation) exceed $250,000 (the “Basket”), in which case the Party seeking indemnification shall be entitled to indemnification only for the aggregate amount of such Losses that exceed the Basket; provided that any individual Losses (other than those arising out of, or resulting from, the breach of any Fundamental Representation) less than $50,000 (the “De Minimis Threshold”) shall not be taken into account in determining whether or the extent to which the Basket has been met or exceeded. No party shall be liable to any other party for (and the definition of “Losses” shall not include) any damages resulting from lost profits, diminution in value or punitive damages, except to the extent any of the foregoing are actually awarded in a final, nonappealable order or judgment of a court of competent jurisdiction in respect of an Action brought by a third-party unaffiliated with PORT, the Operating Partnership, Battery Point or any Purchaser or any of their respective Affiliates or subsidiaries.

Without limiting the obligations of the Special Common Purchaser under this Section 7.2, but subject to, and included in, the Basket and De Minimis Threshold, the Special Common Purchaser shall indemnify, defend and hold harmless Battery Point, PORT and the Operating Partnership and the respective affiliates, directors, officers, managers, employees, agents, representatives, heirs, executors, successors and assigns of Battery Point, PORT and the Operating Partnership from and against all Losses that arise out of or result from the exercise of any option to purchase any Battery Point Owned Property listed on Section 4.8(g) of the Battery Point Disclosure Schedules. Losses pursuant to the foregoing sentence in respect of any particular Battery Point Owned Property shall be equal to the “Delta” for such Battery Point Owned Property set forth on Section 4.8(g) of the Battery Point Disclosure Schedules, as determined by subtracting the “Adjusted Option Price” for such Battery Point Owned Property from the “Pro Rated Value” in respect of such Battery Point Owned Property, in each case, as set forth on Section 4.8(g) of the Battery Point Disclosure Schedules. For clarity, Losses calculated in accordance with this paragraph shall not be limited by the exclusion for damages resulting from lost profits, diminution in value or punitive damages.

7.3    Indemnification Procedures. Any party seeking indemnification under this Section 7 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which has given or could give rise to a right of indemnification under this Agreement, promptly upon becoming aware of such matter, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure. The obligations and liabilities of an Indemnifying Party under this Section 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in Section 7 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim promptly upon the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel must be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 20 business days (or sooner, if the nature of the Third Party Claim so requires) of the receipt of such notice from the Indemnified Party; provided, however, that, if (i) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, or (ii) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that in any case the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim other than for money damages or other monetary payments which will be paid by the Indemnifying Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

7.4    Equity in Lieu of Cash Indemnity.

(a)    In the event that PORT or the Operating Partnership are entitled to an indemnity payment from the Special Common Purchaser or any other Purchaser pursuant to Section 7.2 as a result any breach or inaccuracy of the representations and warranties or covenants made by Battery Point to or for the benefit of PORT and the Operating Partnership contained in this Agreement, the Special Common Purchaser shall transfer to the Operating Partnership for cancellation the number of Operating Partnership Units it received (pro rata) as calculated below in subsection (b) of this Section 7.4 and each other Purchaser shall transfer to PORT for cancellation the number of shares of PORT Common Stock it received (pro rata) as calculated below in as calculated below in subsection (b) of this Section 7.4. In the event that any Purchaser is entitled to an indemnity payment from PORT or the Operating Partnership, PORT or the Operating Partnership may elect in writing whether such payment shall be made in cash or, as applicable, shares of PORT Common Stock or Operating Partnership Units. If PORT or the Operating Partnership so elects to make payment in shares of PORT Common Stock or Operating Partnership Units, respectively, the number of shares of PORT Common Stock or the number of Operating Partnership Units, as the case may be, shall calculated by applying subsection (b) of this Section 7.4 mutatis mutandis.

(b)    The number of shares of PORT Common Stock or Operating Partnership Units that BPT SOR LLC or the Special Common Purchaser, respectively, shall transfer to PORT or the Operating Partnership, respectively, for cancellation in accordance with this Section 7.4 shall be determined as follows: first, the total amount of Losses shall be calculated in respect of the breach or inaccuracy giving rise to the indemnity obligation by the Special Common Purchaser; second, based upon the written financial opinion of Robert A. Stanger & Co., Inc. dated on or about the date hereof (the “Stanger Valuation”), a new “equity value” for as applicable, the PORT Common Stock or the Common Shares shall be calculated taking into account such Losses as a “liability” of PORT or Battery Point, as applicable; third, based on such new “equity value”, PORT, the Operating Partnership and the Battery Point Stockholders shall calculate the adjusted number of shares of PORT Common Stock or Operating Partnership Units that the Special Common Purchaser or other Purchaser would have been entitled to receive at the Closing in exchange for the Common Shares; and fourth, the Purchaser shall transfer, as applicable, to PORT or, in case of the Special Common Purchaser, the Operating Partnership (on a pro rata basis), as applicable, the number of shares of PORT Common Stock or Operating Partnership Units, in the aggregate, as shall be required to reduce the shares of PORT Common Stock and/or Operating Partnership Units to the number calculated in accordance with the foregoing. For clarity, the value of PORT shall be deemed equivalent to the value of the Operating Partnership.

7.5    Exclusive Remedy. The indemnification provisions of this Section 7 shall be the sole and exclusive remedy with respect to any and all claims of relating to this Agreement (other than, in the case of claims for breaches of representations and warranties, claims relating to, or arising out of, fraud or intentional misrepresentations by a Party and, in the case of claims for breaches of covenants, claims relating to or arising out of gross negligence or intentional misconduct by a Party).

8.    MISCELLANEOUS.

8.1    Governing Law; Waiver of Jury Trial; Dispute Resolution.

(a)    This Agreement shall be governed by and construed under the laws of the State of Maryland without application of conflicts of laws principles.

(b)    THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

(c)    Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division (such Circuit Court and District Court, the “Maryland Courts”) in connection with any matter based upon or arising out of or relating to this Agreement, the SOR BPT Exchange, the Share Exchange or the other transactions contemplated by this Agreement, or the actions of the Parties in the negotiation, administration, performance, and enforcement of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (iii) agrees that it will not bring any action relating to this Agreement, the SOR BPT Exchange, the Share Exchange or the other transactions contemplated by this Agreement in any court other than the Maryland Courts, (iv) agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program and (v) consents to service being made through the notice procedures set forth in Section 8.8. Each of the Parties agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses as specified in Section 8.8 will be effective service of process for any suit, action, or proceeding based upon, arising out of or relating to this Agreement, the SOR BPT Exchange, the Share Exchange or the other transactions contemplated by this Agreement. Each Party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding based upon, relating to or arising out of this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.1, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and to the fullest extent permitted by applicable laws, that the suit, action, or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable laws, the benefit of any defense that would hinder, fetter, or delay the levy, execution, or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the law of the State of Maryland and of the U.S.

8.2    Further Assurances; Form D.

(a)    In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of PORT, the Operating Partnership and the Purchasers will take (and the Operating Partnership will cause Battery Point to take) such further action (including the execution and delivery of such further instruments and documents) as PORT or the Operating Partnership may reasonably request (at the sole cost and expense of PORT and the Operating Partnership).

(b)    No later than 15 days after the Closing Date, the Operating Partnership will file (or PORT will cause the Operating Partnership to file) a notice on Form D, “Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption” with the U.S. Securities and Exchange Commission and with any state(s) requiring it in which Purchaser is located based upon the jurisdictions of residence for each Purchaser on the signature pages attached hereto.

8.3    Successors and Assigns. Except as otherwise expressly provided herein or in the Amended and Restated Operating Partnership Agreement, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Operating Partnership Units from time to time; provided, however, that prior to the receipt by the Operating Partnership of adequate written notice of the transfer of any Operating Partnership Units specifying the full name and address of the transferee, PORT or the Operating Partnership may deem and treat the person listed as the holder of such Operating Partnership in its records as the absolute owner and holder of such Operating Partnership Units for all purposes; and provided, further, that the rights of any Purchaser under Sections 1 or 2 of this Agreement may not be assigned without the prior written consent of PORT and the Operating Partnership in their sole and absolute discretion.

8.4    Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to, as applicable, the SOR BPT Exchange or the Share Exchange and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party to this Agreement expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Agreement.

8.5    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party to this Agreement.

8.6    Amendment and Waiver.

(a)    This Agreement may be amended or modified upon the written consent of PORT, the Operating Partnership, a majority of the Special Common Purchaser and the Majority Purchasers.

(b)    The obligations of PORT, the Operating Partnership, Battery Point, the Special Common Purchaser and the rights of the Purchasers under this Agreement may be waived with the written consent of the Majority Purchasers.

8.7    Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party to this Agreement nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver on the part of any party to this Agreement of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.8    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (d) upon confirmation of receipt (which may be electronic) upon transmission by facsimile or other electronic transmission. All communications shall be sent to PORT, the Operating Partnership or Battery Point at the address as set forth on the signature page hereof and to a Purchaser at the address set forth under such Purchaser’s name on Exhibit A attached hereto or at such other address as such party to this Agreement may designate by ten (10) days advance written notice to the other Parties hereto.

8.9    Expenses. Each party to this Agreement shall, at the Closing, pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

8.10    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.11    Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.13    Interpretative Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Disclosure Schedules or Exhibits in this Agreement, (b) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (c) the term “person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company or other business entity, and (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day.

8.14    Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules; provided, however, that information furnished in any particular section to the Disclosure Schedules shall be deemed to be included in another section only if the relevance of such information to such other sections is readily apparent on the face of the disclosures or can reasonably be interpreted as having application to such other section notwithstanding the absence of a cross-reference contained therein.

8.15    Specific Performance. The Parties acknowledge and agree that irreparable harm would occur, and the Parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement (including failure to take such actions as are required hereunder in order to consummate this Agreement) were not performed in accordance with their specific terms. It is accordingly agreed that each party to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith; and the Parties further agree to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. Each Party hereby consents to the right of the other Parties to seek the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. The

Parties further agree not to assert that a remedy of injunction or specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide for an adequate remedy.

8.16    Waiver of Conflicts. Each party to this Agreement acknowledges that DLA Piper LLP (US) (“DLA Piper”), outside general counsel to PORT and certain of the Purchasers and/or their respective affiliates, has in the past performed and is or may now be representing, or in the future may represent one or more Purchasers or their affiliates in matters unrelated to the SOR BPT Exchange and the Share Exchange and/or the other transactions contemplated by this Agreement, including representation of PORT or such Purchasers or their affiliates in financing, securities and general corporate matters. The applicable rules of professional conduct require that DLA Piper inform the parties hereunder of this representation and obtain their consent. DLA Piper has served as outside general counsel to PORT and certain of the Purchasers and/or their respective affiliates and has negotiated the terms of the SOR BPT Exchange and the Share Exchange solely on behalf of PORT and its owner, SOR REIT, and its subsidiaries, including, without limitation, the Operating Partnership. Each of the parties to this Agreement hereby (i) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (ii) acknowledge that with respect to the SOR BPT Exchange and the Share Exchange, DLA Piper has represented PORT, SOR REIT and their subsidiaries, including, without limitation, the Operating Partnership, and not any Purchaser (in its capacity as a Purchaser) or any stockholder, director or employee of PORT, SOR REIT and their subsidiaries, including, without limitation, the Operating Partnership, or of any Purchaser; and (iii) gives its informed consent to DLA Piper’s representation of PORT, SOR REIT and their subsidiaries, including, without limitation, PORT in the SOR BPT Exchange and the Operating Partnership, in the Share Exchange.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this EXCHANGE AGREEMENT as of the date set forth in the first paragraph hereof.

PORT:

PACIFIC OAK RESIDENTIAL TRUST, INC.

By:	/s/ Michael S. Gough
Name: Michael S. Gough
Title: Chief Operating Officer

Address:	11246 Alumni Way
Jacksonville FL 32246

Email:	#############

THE OPERATING PARTNERSHIP:

PORT OP LP

By: PORT OP GP LLC,
a Delaware limited liability company
Its: General Partner

By: Pacific Oak Residential Trust, Inc., a Maryland corporation
Its: Sole Member

By:	/s/ Michael S. Gough

Name: Michael S. Gough
Title: Chief Operating Officer

Address:	11246 Alumni Way
Jacksonville FL 32246

Email:	#############

BATTERY POINT:

BATTERY POINT TRUST INC.

By:	/s/ Michael S. Gough

Name: Michael S. Gough
Title: Chief Operating Officer

Address:	11246 Alumni Way
Jacksonville FL 32246

Email:	#############

PURCHASER:

BPT HOLDINGS LLC

By:	/s/ T. Jeremiah Healey

Name:	T. Jeremiah Healey
Title:	Manager

Address:	c/o Pacific Oak Battery Point Holdings, LLC 11766 Wilshire Blvd., Suite 1670
Los Angeles, CA 90025
Attention: Ben Aitkenhead,
Keith Hall, and Peter McMillan

Email: #############, #############, #############

Number of Common Shares Held Immediately Prior to the Share Exchange Closing to be Exchanged

1,000,000

OR
Number of shares of PORT Common Stock to be issued at SOR BPT Exchange Closing in SOR BPT Exchange

N/A

PURCHASER:

PACIFIC OAK SOR BATTERY POINT, LLC

By:	PACIFIC OAK SOR X ACQUISITION I, LLC
(F/K/A KBS SOR X Acquisition I, LLC), a Delaware limited liability company, its sole member

By:	PACIFIC OAK SOR EQUITY HOLDINGS X, LLC (F/K/A KBS SOR EQUITY HOLDINGS X, LLC), a Delaware limited liability company, its sole member

	By:	PACIFIC OAK STRATEGIC OPPORTUNITY (BVI) HOLDINGS, LTD. (F/K/A KBS SOR (BVI) HOLDINGS, LTD.) a British Virgin Island company limited by shares, its sole member

		By:	PACIFIC OAK STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP (F/K/A KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP) a Delaware limited partnership, its sole member

			By:	PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC. (F/K/A KBS STRATEGIC OPPORTUNITY REIT, INC.), a Maryland corporation, its sole general partner

By:	/s/ Michal Bender
Name:	Michael Bender
Title:	Chief Financial Officer

Address:	c/o Pacific Oak Strategic Opportunity REIT, Inc. 11766 Wilshire Blvd., Suite 1670
Los Angeles, CA 90025

Email:	#############

Number of Common Shares Held Immediately Prior to the Share Exchange Closing to be Exchanged
N/A
OR
Number of shares of PORT Common Stock to be issued at SOR BPT Exchange Closing in SOR BPT Exchange
210,000

* * *

LIST OF EXHIBITS

Schedule of Purchasers	Exhibit A

Amended and Restated Limited Partnership Agreement	Exhibit B

Disclosure Schedules	Exhibit C

Form of REIT Opinion	Exhibit D

Form of REIT Officer’s Certificate in Support of REIT Opinion	Exhibit E